EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 8.6%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 21, 2005—Citizens Holding Company (the “Company”, Amex:CIZ) announced today results of operations for the three and nine months ended September 30, 2005.

Net income for the three months ended September 30, 2005 decreased to $1.933 million, or $.39 per share-basic and $.38 per share-diluted, from $1.938 million, or $.39 per share-basic and $.38 per share-diluted for the same quarter in 2004. Net interest income for the third quarter of 2005, after the provision for loan losses for the quarter, was approximately 2.8% lower even though the net interest margin increased to 4.63% in the third quarter of 2005 from 4.53% in the same period in 2004. The increase in the net interest margin primarily resulted from interest bearing assets repricing faster than interest bearing liabilities and the decline in net interest income was due to the increase in the provision for loan losses to $540 thousand in the third quarter of 2005 compared to $122 thousand in the same period of 2004. The increase in the provision was the result of the downgrading of several loans in the portfolio. Non-interest income increased in the third quarter of 2005 by approximately $189 thousand due mainly to an increase in service charges and fees collected. Non-interest expenses increased $180 thousand compared to the same period in 2004. Of this increase, $141 thousand was due to an increase in salaries and benefits paid.

Net income for the nine months ended September 30, 2005 increased 8.6% to $5.879 million, or $1.17 per share-basic and $1.16 per share-diluted, from the $5.413 million, $1.08 per share basic and $1.07 per share diluted for the first nine months of 2004. Net interest income for the nine month period ended September 30, 2005, increased 6.4% to $16.527 million from $15.540 million in the same period in 2004 while the net interest margin increased to 4.69% in 2005 from 4.56% in 2004 primarily because of interest bearing assets repricing faster than interest bearing liabilities. The provision for possible loan losses for the nine months ended September 30, 2005 was $1.046 million compared to the $1.022 million for the same period in 2004. Non-interest income increased $295 thousand due to an increase in service charges and other fees received. Non-interest expense increased $1.014 million in the nine month period ended September 30, 2005 when compared to the same period in 2004 due mainly to a $589 thousand increase in salaries and benefits paid.

Total assets as of September 30, 2005 increased $15.481 million, or 2.6%, when compared to December 31, 2004. Deposits decreased $3.581million, or .8%. Loans, net of unearned income during this period grew $6.601 million, or 1.8%. Non performing assets increased $2.907 million at September 30, 2005 compared to December 31, 2004 because of an increase in loans that were 90 days or more past due. Of this amount, $2.332 million was attributable to one customer that has declared bankruptcy. The Company was able to utilize borrowings from the Federal Home Loan Bank to offset the decline in deposits and fund the increase in loans.

During the first three quarters of 2005, the Company paid dividends totaling $0.48 per share. This represents an increase of 6.7% over the same period in 2004.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Interest income and fees	$8,449	$7,502	$24,537	$22,101
Interest expense	2,588	1,908	6,964	5,539

Net interest income	5,861	5,594	17,573	16,562
Provision for loan losses	540	122	1,046	1,022

Net interest income after provision for loan losses	5,321	5,472	16,527	15,540
Non-interest income	1,554	1,365	4,452	4,157
Non-interest expense	4,370	4,190	13,326	12,312

Net income before taxes	2,505	2,647	7,653	7,385
Income taxes	572	709	1,774	1,972

Net income	$1,933	$1,938	$5,879	$5,413

Earnings per share - basic	$0.39	$0.39	$1.17	$1.08

Earnings per share - diluted	$0.38	$0.38	$1.16	$1.07

Average shares outstanding-basic	5,006,981	4,997,099	5,003,784	4,990,279
Average shares outstanding-diluted	5,064,874	5,055,843	5,060,484	5,057,138

	As of September 30, 2005	As of December 31, 2004
Balance Sheet Data:
Total assets	$602,720	$587,239
Total earning assets	536,937	525,155
Loans, net of unearned income	376,190	369,589
Allowance for loan losses	4,679	4,721
Total deposits	470,883	474,464
Long-term borrowings	60,321	46,119
Shareholders’ equity	63,745	60,191
Book value per share	$12.73	$12.04
Dividends paid per share (a)	$0.48	$0.60
Average Balance Sheet Data:
Total assets	$586,911	$565,892
Total earning assets	524,740	506,898
Loans, net of unearned income	370,203	364,922
Total deposits	462,143	457,510
Long-term borrowings	53,006	41,607
Shareholders’ equity	62,465	58,750
Non-performing assets:
Non-accrual loans	2,033	3,163
Loans 90+ days past due	3,811	904
Other real estate owned	2,638	2,787
Net charge-offs as a percentage average net loans (a)	0.29%	0.40%
Performance Ratios:
Return on average assets (a)	1.32%	1.33%
Return on average equity (a)	12.41%	12.84%
Net interest margin (tax equivalent) (a)	4.69%	4.61%

(a)	For the nine months ended September 30, 2005 and for the year ended December 31, 2004, as applicable.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com